Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
February 2, 2011
News Media
	Ruben Rodriguez	(202) 624-6620

Financial Community
	Douglas Bonawitz	(202) 624-6129
WGL Holdings, Inc. Reports First Quarter Fiscal Year 2011 Earnings;
Raises Fiscal Year 2011 Guidance
•	Consolidated earnings per share — $1.28 per share vs. $0.94 per share for the comparative quarter of the prior year

•	Consolidated non-GAAP operating earnings — $1.02 per share vs. $1.01 per share for the comparative quarter of the prior year

•	Earnings Guidance for Fiscal Year 2011 raised to a range of $2.33 to $2.45 on a Consolidated GAAP operating earnings basis and $1.97 to $2.09 on a non-GAAP operating earnings basis
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended December 31, 2010, of $65.2 million, or $1.28 per share, compared to net income of $47.6 million, or $0.94 per share, reported for the quarter ended December 31, 2009.
Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the quarter ended December 31, 2010, our non-GAAP operating earnings were $52.2 million, or $1.02 per share, compared to non-GAAP operating earnings of $50.8 million, or $1.01 per share, for the same quarter of the prior fiscal year.

“We are pleased to report first quarter operating earnings are slightly ahead of last year and better than anticipated in our initial annual guidance,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings. “Our region continued to provide utility customer growth and our strategic plans to grow the non-utility businesses are promising. In addition, earlier this week we filed for new rates in Washington Gas’ Virginia jurisdiction to allow recovery of higher operating costs and increased plant investments since our last rate settlement in 2007. We are proud of our record of safety, reliability, exceptional customer service and shareholder returns and the fundamental prospects of our businesses are very strong.”
First Quarter Results by Business Segment
Regulated Utility Segment
For the quarter ended December 31, 2010, our regulated utility segment reported net income of $40.7 million, or $0.80 per share, compared to net income of $40.7 million, or $0.81 per share, reported for the first quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $44.3 million, or $0.87 per share, for the quarter ended December 31, 2010, compared to non-GAAP operating earnings of $43.9 million, or $0.87 per share, for the same quarter of the prior fiscal year. For the first quarter of fiscal year 2011, non-GAAP operating earnings reflects: (i) higher revenues from an increase of more than 9,600 average active customer meters over the prior period; (ii) favorable effects of changes in natural gas consumption patterns; (iii) an increase in realized margins associated with our asset optimization program and (iv) a decrease in recurring Business Process Outsourcing (BPO) costs. Partially offsetting these favorable variances were a decrease in the recovery of storage gas inventory carrying costs reflecting lower average inventory values and higher employee benefit expense due to changes in pension and retiree medical plan valuation assumptions.
Retail Energy-Marketing Segment
For the quarter ended December 31, 2010, the retail energy-marketing segment reported net income of $24.8 million, or $0.49 per share, an increase of $17.3 million, or $0.34 per share, over net income of $7.5 million, or $0.15 per share, reported for the first quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $6.7 million, or $0.13 per share, for the first quarter ended December 31, 2010, compared to non-GAAP operating earnings of $7.5 million, or $0.15 per share, for the same quarter of the prior fiscal year. The differences between GAAP net income and non-GAAP operating earnings are due to adjustments to eliminate unrealized mark-to-market gains and losses attributable to certain wholesale energy supply and retail sales contracts. The decrease in non-GAAP operating earnings primarily reflects lower realized natural gas margins and higher operating expenses partially offset by higher realized electricity margins. Declines in natural gas sales margins are attributed to favorable spreads between retail prices and storage withdrawals in the prior year, partially offset by higher gas sales volumes driven by 11,300 additional natural gas retail customers, colder weather in the current year and increased sales to wholesale customers. Operating expenses were higher due to increased marketing initiatives (both mass market and large commercial) and higher labor costs. Electric sales margins were higher due to higher electric sales associated with customer growth. Total electric customers increased by 44,500, or 36%, over the same quarter of the prior year. In addition, electricity unit margins were higher in the current quarter, generally reflecting a different pattern of quarterly unit margin recognition in the current fiscal year versus the prior year. The pattern of quarterly margin recognition varies from year to year.

Design-Build Energy Systems Segment
For the quarter ended December 31, 2010, the design-build energy systems segment reported net income of $0.1 million, compared to a net loss of ($0.2) million, or ($0.01) per share, reported for the first quarter of the prior fiscal year. The increase in earnings is due to the commencement of project work for government agency customers that was delayed in the prior year. Operating expenses were also higher due to higher labor expense associated with expansion plans. There were no non-GAAP adjustments for this segment for either period.
Other Non-Utility Investments
For the quarter ended December 31, 2010, contributions from our other non-utility investments, after adjustments for non–GAAP items, increased by $1.5 million, or $0.02 per share from the prior year, principally due to Capitol Energy Ventures (CEV), our non-utility wholesale energy company that engages in acquiring and optimizing natural gas storage and transportation assets.
Earnings Outlook
We are raising our GAAP earnings estimate for the fiscal year 2011 in a range of $2.33 to $2.45 per share. This estimate includes projected fiscal year 2011 earnings from our regulated utility segment in a range of $1.52 to $1.58 per share and projected fiscal year 2011 earnings from our unregulated business segments in a range of $0.81 per share to $0.87 per share.
We are also raising our consolidated earnings estimate for fiscal year 2011 based on non-GAAP operating earnings in a range of $1.97 per share to $2.09 per share. This estimate includes projected fiscal year 2011 non-GAAP operating earnings from our regulated utility segment in a range of $1.54 per share to $1.60 per share, and projected fiscal year 2011 non-GAAP operating earnings from our unregulated business segments in a range of $0.43 per share to $0.49 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on February 3, 2011, to discuss our first quarter financial results for fiscal year 2011. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through March 3, 2011.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment, which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,
(In thousands)	2010	2010

ASSETS
Property, Plant and Equipment
At original cost	$3,398,096	$3,383,364
Accumulated depreciation and amortization	(1,040,483)	(1,037,156)

Net property, plant and equipment	2,357,613	2,346,208

Current Assets
Cash and cash equivalents	16,624	8,849
Accounts receivable, net	629,124	298,212
Storage gas—at cost (first-in, first-out)	210,828	242,223
Other	168,451	167,981

Total current assets	1,025,027	717,265

Deferred Charges and Other Assets	645,618	580,421

Total Assets	$4,028,258	$3,643,894

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,201,658	$1,153,395
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	637,857	592,875

Total capitalization	1,867,688	1,774,443

Current Liabilities
Notes payable and current maturities of long-term debt	150,305	130,515
Accounts payable and other accrued liabilities	355,974	225,362
Other	281,030	188,174

Total current liabilities	787,309	544,051

Deferred Credits	1,373,261	1,325,400

Total Capitalization and Liabilities	$4,028,258	$3,643,894

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	December 31,
(In thousands, except per share data)	2010	2009

OPERATING REVENUES
Utility	$409,294	$390,532
Non-utility	386,580	336,891

Total Operating Revenues	795,874	727,423

OPERATING EXPENSES
Utility cost of gas	208,620	197,277
Non-utility cost of energy-related sales	328,793	313,205
Operation and maintenance	77,568	73,516
Depreciation and amortization	22,644	24,163
General taxes and other assessments	40,472	31,420

Total Operating Expenses	678,097	639,581

OPERATING INCOME	117,777	87,842
Other Income (Expenses)—Net	888	369
Interest Expense
Interest on long-term debt	9,774	9,895
AFUDC and other—net	172	(138)

Total Interest Expense	9,946	9,757

INCOME BEFORE INCOME TAXES	108,719	78,454
INCOME TAX EXPENSE	43,157	30,483

NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	65,562	47,971
Dividends on Washington Gas preferred stock	330	330

NET INCOME APPLICABLE TO COMMON STOCK	$65,232	$47,641

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,067	50,241
Diluted	51,143	50,429

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.28	$0.95
Diluted	$1.28	$0.94

Net Income (Loss) Applicable To Common Stock—By Segment ($000):
Regulated utility	$40,684	$40,696

Non-utility operations:
Retail energy-marketing	24,819	7,507
Design-build energy systems	114	(212)
Other activities	(385)	(350)

Total non-utility	24,548	6,945

NET INCOME APPLICABLE TO COMMON STOCK	$65,232	$47,641

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended December 31,
	2010	2009

Closing Market Price — end of period	$35.77	$33.54
52-Week Market Price Range	$40.00-$31.00	$35.52-$28.59
Price Earnings Ratio	14.3	14.8
Annualized Dividends Per Share	$1.51	$1.47
Dividend Yield	4.2%	4.4%
Return on Average Common Equity	10.9%	10.2%
Total Interest Coverage (times)	6.2	5.3
Book Value Per Share — end of period	$23.51	$22.41
Common Shares Outstanding — end of period (thousands)	51,113	50,290

UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2010	2009	2010	2009

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$271,438	$263,891	$872,335	$893,632
Commercial and Industrial — Firm	65,216	56,408	202,019	222,477
Commercial and Industrial — Interruptible	782	1,398	3,188	3,766
Electric Generation	275	275	1,100	1,100

	337,711	321,972	1,078,642	1,120,975

Gas Delivered for Others
Firm	47,320	47,045	161,227	151,929
Interruptible	14,897	12,334	49,678	46,710
Electric Generation	70	48	511	330

	62,287	59,427	211,416	198,969

	399,998	381,399	1,290,058	1,319,944
Other	9,296	9,133	26,491	29,196

Total	$409,294	$390,532	$1,316,549	$1,349,140

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
(In thousands of therms)	2010		2009		2010		2009

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	238,172		216,751		683,778		678,579
Commercial and Industrial — Firm	63,039		53,197		180,376		188,986
Commercial and Industrial — Interruptible	792		1,451		2,989		3,610

	302,003		271,399		867,143		871,175

Gas Delivered for Others
Firm	166,813		158,900		489,011		473,244
Interruptible	86,329		77,547		276,606		272,868
Electric Generation	16,311		11,132		178,175		90,428

	269,453		247,579		943,792		836,540

Total	571,456		518,978		1,810,935		1,707,715

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	216,521		176,975		632,865		614,862
Number of Customers (end of period)	169,400		158,100		169,400		158,100

Electricity Sales
Electricity Sales (thousands of kWh)	2,446,455		1,873,383		9,849,274		6,297,353
Number of Accounts (end of period)	168,300		123,800		168,300		123,800

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	67.58	¢	70.24	¢	74.06	¢	78.59	¢

HEATING DEGREE DAYS

Actual	1,505		1,431		3,911		4,115
Normal	1,346		1,347		3,764		3,774
Percent Colder than Normal	11.8%		6.2%		3.9%		9.0%

Average Active Customer Meters	1,079,141		1,069,533		1,077,594		1,068,908

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Three Months Ended December 31, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$40,684	$24,819	$114	$(385)	$65,232
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	5,930	(18,126)	—	1,529	(10,667)
Storage optimization program (b)	(1,720)	—	—	—	(1,720)
Amortization of derivative contract termination (c)	(429)	—	—	—	(429)
Weather derivative products (d)	(182)	—	—	—	(182)

Non-GAAP operating earnings	$44,283	$6,693	$114	$1,144	$52,234

GAAP diluted earnings per average common share (51,143 shares)	$0.80	$0.49	$—	$(0.01)	$1.28
Per share effect of non-GAAP adjustments	0.07	(0.36)	—	0.03	(0.26)

Non-GAAP operating earnings per share	$0.87	$0.13	$—	$0.02	$1.02

Three Months Ended December 31, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$40,696	$7,507	$(212)	$(350)	$47,641
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	2,409	(38)	—	—	2,371
Storage optimization program (b)	385	—	—	—	385
Amortization of derivative contract termination (c)	(385)	—	—	—	(385)
Weather derivative products (d)	786	—	—	—	786

Non-GAAP operating earnings (loss)	$43,891	$7,469	$(212)	$(350)	$50,798

GAAP diluted earnings (loss) per average common share (50,429 shares)	$0.81	$0.15	$(0.01)	$(0.01)	$0.94
Per share effect of non-GAAP adjustments	0.06	—	—	0.01	0.07

Non-GAAP operating earnings (loss) per share	$0.87	$0.15	$(0.01)	$—	$1.01

*	Other Activities for fiscal year 2011 include the results of Capitol Energy Ventures and include non-GAAP adjustments for net unrealized losses on energy related derivatives. Per share amounts for “Other Activities” may include adjustments for rounding.

(Footnote references are described on the following page)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Fiscal Year 2011
	Quarterly Period Ended (e)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$65,232				$65,232
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(10,667)				(10,667)
Storage optimization program (b)	(1,720)				(1,720)
Amortization of derivative contract termination (c)	(429)				(429)
Weather derivative products (d)	(182)				(182)

Non-GAAP operating earnings	$52,234				$52,234

Diluted average common shares outstanding	51,143				51,143

GAAP diluted earnings per average common share	$1.28				$1.28
Per share effect of non-GAAP adjustments	(0.26)				(0.26)

Non-GAAP operating earnings per share	$1.02				$1.02

Fiscal Year 2010
	Quarterly Period Ended (e)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$47,641				$47,641
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	2,371				2,371
Storage optimization program (b)	385				385
Amortization of derivative contract termination (c)	(385)				(385)
Weather derivative products (d)	786				786

Non-GAAP operating earnings	$50,798				$50,798

Diluted average common shares outstanding	50,429				50,429

GAAP diluted earnings per average common share	$0.94				$0.94
Per share effect of non-GAAP adjustments	0.07				0.07

Non-GAAP operating earnings per share	$1.01				$1.01

Footnotes

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss was recognized during fiscal year 2010 and in future periods to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.

(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2011

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.33	$2.45
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.30)	(0.30)
Storage optimization program (b)	(0.04)	(0.04)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$1.97	$2.09

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.52	$1.58
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.08	0.08
Storage optimization program (b)	(0.04)	(0.04)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$1.54	$1.60

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.81	$0.87
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.38)	(0.38)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.43	$0.49

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2011. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustment relates to the current period settlement of physical and financial derivatives resulting from the optimization of the regulated utility segment’s system storage capacity assets.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in fiscal year 2011 and in future periods to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.